Exhibit 99.1

Active Power Announces $9.9 Million Common Stock Offering

AUSTIN, Texas (Feb. 19, 2010) – Active Power, Inc. (NASDAQ: ACPW), announced today that it has priced an offering of 13,229,500 shares of its common stock at $0.75 per share. The gross proceeds to Active Power, before expenses, from the sale of shares are expected to be $9,922,125. The offering is expected to close on February 24, 2010, subject to satisfaction of customary closing conditions. All of the shares in the offering are being sold by Active Power, Inc. Thomas Weisel Partners LLC is acting as sole book-running manager of the offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and is effective. Information about the offering is available in the final prospectus supplement to be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Copies of the final prospectus supplement may be obtained by contacting Thomas Weisel Partners LLC, Attention: One Montgomery Street, San Francisco, CA 94104, Attention: Equity Syndicate, (415) 364-2720.

About Active Power

Active Power (NASDAQ: ACPW) provides critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Active Power’s expectations regarding the completion, timing and size of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Active Power will be able to complete the proposed public offering on the anticipated terms, or at all. Additional risks and uncertainties relating to the proposed offering, Active Power and its business can be found under the heading “Risk Factors” in Active Power’s annual report on Form 10-K for the ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in final prospectus supplement related to the offering filed with the Securities and Exchange Commission. Active Power disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Active Power is a registered trademark of Active Power, Inc. The Active Power logo is a trademark of Active Power, Inc.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
Info@liolios.com	lhiggins@activepower.com